Exhibit (a)(1)(C)

DRAFT EMAIL FOR SUPERCHARGE PROGRAM TENDER OFFER

Subject: SuperCharge RSU Program Tender Offer

Dear Colleague,

This mail is with reference to the “SuperCharge” RSU program that was institutionalized in August 2022.

The SuperCharge program was created with a specific focus to drive higher growth. The RSUs granted under this program were to vest based on performance conditions related to Net Revenue and Market Capitalization of WNS, to be achieved by September 2025. As a critical member of the leadership team, you were one among the chosen few to participate in this program.

Considering the prevailing macro-economic conditions and after careful evaluation of our potential growth, we believe that it is unlikely that the Company will achieve the Market Capitalization or the Net Revenue targets required for the RSUs granted under this program to vest, in which case such RSUs will lapse without payment at the end of the performance period or any earlier termination of employment.

Given this above background, the Company has decided to offer to purchase eligible RSUs granted under this program for a cash payment (the “Offer”). The Offer gives eligible holders of RSUs granted under the SuperCharge program the opportunity to at least receive a nominal cash payment rather than potentially nothing.

Upon completion of the Offer, any and all RSUs granted under this program that have been tendered will be cancelled and added back to the share reserve of the Company. This will enable us to re-prioritize and incentivize critical talent from the leadership team through our annual equity program.

Below you will find a basic outline of the Offer. As an eligible participant of the SuperCharge program, you should carefully read the Tender Offer Statement on Schedule TO and the related exhibits, including the Offer to Purchase Eligible Restricted Share Units and Terms of Election (collectively, the “Offering Materials”). All of the Offering Materials are available on the Offer Website, referred to below, and on the Securities and Exchange Commission’s website at www.sec.gov. These materials will help you to understand the terms and conditions of the Offer and the related risks.

OFFER WEBSITE AND LOG-IN INSTRUCTIONS

Please take the time to educate yourself about the Offer by reviewing the resources and Offering Materials on the Offer Website, available at – https://winstock.wns.com. .

In addition to the Offering Materials and election form, the website will have information about your outstanding restricted stock units specific to the SuperCharge program.

To log on to the website, please use your WNS user ID and Password. If you choose to participate in the Offer, you must elect to do so through this website.

YOU MUST TAKE ACTION BY 5:00 P.M. NEW YORK (EASTERN DAYLIGHT) TIME ON AUGUST 2, 2024 (OR SUCH LATER TIME AND DATE AS MAY APPLY IF THE OFFER IS EXTENDED) (THE “EXPIRATION TIME”).

OFFER DETAILS

As a participant of the SuperCharge program, you will be eligible to receive a cash payment equal to $0.01 per RSU held by you and tendered in the Offer, subject to tax withholding, on the first administratively practicable payroll date following the Expiration Time, depending on local payroll practices.

OFFERING PERIOD

Opens: July 8, 2024 at 9:00 a.m. New York (Eastern Daylight) Time and Closes: August 2, 2024 at 5:00 p.m. New York (Eastern Daylight) Time, unless we extend the Expiration Time.

If you have any questions about the Offer, please contact SuperChargeTenderOffer@wns.com.

The Offer is being made pursuant to the terms and conditions set forth in WNS (Holdings) Limited’s Tender Offer Statement on Schedule TO and the exhibits attached thereto, including the Offer To Purchase Eligible Restricted Share Units, filed with the Securities and Exchange Commission, which are available free of charge at http://www.sec.gov or on the Offer Website located at: https://winstock.wns.com.You should read these written materials carefully because they contain important information about the Offer, including related risks.

Best Regards,

R. Swaminathan

Chief People Officer